Exhibit 1a-6b

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of May __, 2022, by and among SKID ROW AHP LLC, a Delaware limited liability company (the “Company”), and OAK HARBOR CAPITAL, LLC, a Delaware limited liability company (“OHC”).

RECITALS:

WHEREAS, the Company’s business includes acquiring and managing recoveries of portfolios of title defective, title curative and/or defaulted first-lien residential mortgage loan assets (the “Assets”).

WHEREAS, the Company desires that OHC provide management services with respect to the Assets, and OHC is desirous of providing such services on the terms provided for in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and OHC (sometimes singularly referred to as a “Party” and collectively referred to as the “Parties”) hereby agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Defined Terms For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in the preamble and recitals hereto have the meanings therein assigned to them;

(b) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(d) all accounting terms, unless otherwise specified, shall be deemed to refer to Persons and their subsidiaries on a consolidated basis in accordance with GAAP;

(e) “including” shall mean including but not limited to; “from”, when used with respect to a period of time, shall mean from and including; and “to”, when used with respect to a period of time, shall mean to and including; and

(f) if any action or event is to occur on a day that is not a Business Day, then such action or event shall occur on the first Business Day occurring thereafter.

“ASSET DOCUMENTS” has the meaning set forth in Section 2.2.

“BUSINESS DAY” means any day other than (a) a Saturday or Sunday and (b) a day on which banking institutions in the state of Delaware is authorized or obligated by law, executive order or governmental decree to be closed.

“COLLECTION PERIOD” shall mean a calendar month.

“CONFIDENTIAL INFORMATION” has the meaning set forth in Section 7.12.

“CUSTODIAL AGENT” means the custodial agent or agents, if any, selected by OHC to provide custodial services related to the Assets.

“ENTITY” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any other organization that is not a natural person.

“GAAP” means accounting principles generally accepted in the United States of America.

“LEGAL SERVICER” means the law firm or law firms selected by OHC to provide legal services related to the Assets.

“LEGAL SERVICES AGREEMENT” means the legal services agreement with a Legal Servicer.

“Management SERVICES Fee” means 1.75% per annum of the capital raised by the Company payable on a monthly basis, plus 50% of all of the residual profits of the Company.

“MONTHLY REPORT DATE” means, a date between the 15th and 25th Business Day of the month, or as otherwise agreed to between the Company and OHC.

“OBLIGOR” means the customer, obligor, maker, borrower or other party primarily obligated to pay with respect to an Asset.

“PERSON” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“PORTFOLIO” shall mean each pool or grouping of one or more Assets.

“PRE-PURCHASE DUE DILIGENCE” shall have the meaning as described in Section 2.5.

“RECOVERY ACCOUNT” shall mean the bank account established to receive proceeds from Asset recoveries.

“REMITTANCE REPORT” shall mean, to the extent required, a report submitted monthly by OHC to the Company (i) listing deposits into and disbursements out of the Recovery Account, (ii) calculating all Management Services Fees, Legal Servicer Servicing Fees and Servicing Fees payable for the period covered by such report, and (iii) showing all other amounts payable pursuant to the Company’s limited liability company agreement and authorizing resolutions. The form of the report shall be as agreed to between the Company and OHC.

“SERVICER” means the mortgage loan servicer or servicers selected by OHC to service the Assets.

“SERVICING FEES” means the fees and expenses payable to a Servicer by the Company for services performed by the Servicer pursuant to the terms of the Servicing Agreement.

“SERVICING AGREEMENT” means the servicing agreement in place with a Servicer.

“TERMINATION EVENT” has the meaning set forth in Section 6.1.

ARTICLE II SERVICING

Section 2.1 Appointment of OHC,

OHC shall direct the collection, administration and servicing of all accounts with respect to the Assets in accordance with this Agreement and shall have full power and authority, to the extent not limited hereunder to do or cause to be done any and all things in connection with such servicing, administration and collection.

Section 2.2 Documents Evidencing Assets.

OHC acknowledges and agrees that the Custodial Agent pursuant to the terms of the Custodial Agreement shall retain originals of the mortgage, note and other related mortgage documents that evidence an Asset. OHC will review the Custodial Agreement and agrees to comply with its terms. OHC shall be permitted to (i) maintain and retain copies of all instruments or documents that are in the possession of the Custodial Agent and (ii) maintain and retain originals or copies, as appropriate, of all instruments and documents generated by or coming into the possession of OHC or Legal Servicer (including current and historical computerized data files, whether developed or originated by OHC or others) that are reasonably required to evidence, document, collect or service any Asset. All documents described in this Section 2.2 are referred to collectively herein as the “Asset Documents”. All Asset Documents shall remain the property of Company.

Section 2.3 Duties of OHC.

OHC shall monitor the activities and actions of the Servicer and the Legal Servicer and shall use commercially reasonable efforts to require, by enforcement of the applicable contract of placement or engagement, that such activities and actions are in compliance with provisions of this Agreement and the Servicing Agreement and the Legal Services Agreement, as applicable. OHC shall use reasonable efforts to ensure that all borrower-facing servicing with respect to any Asset shall be conducted solely by residential mortgage servicers which hold all licenses required by Applicable Law. Notwithstanding the foregoing, OHC does not and will not act in any legal capacity with respect to the Assets and all activities as are conducted in the service of the Assets, will be conducted by the Servicer, Legal Servicer and other engaged providers on behalf of the Company.

Section 2.4 Servicing Standards.

(a) OHC agrees that it shall manage, through its agents and contract parties, the servicing, administration, collection, marketing, legal recovery and sale of the Assets in a commercially reasonable manner.

(b) OHC shall diligently manage and administer the interests of the Company under the Legal Services Agreement and will refer Assets for the performance of the “Legal Services” described therein.

(c) OHC shall diligently manage and administer the interest of the Company under the Servicing Agreement.

(d) Notwithstanding anything herein to the contrary, OHC shall not, without the prior written consent of the Company. acquire any real property secured by an Asset (or permit Legal Servicer or Servicer (or any subservicer to acquire such real property), whether through foreclosure or otherwise; provided, however, that the foregoing limitation shall not prohibit OHC from authorizing the Legal Servicer, Servicer, or its subservicers to commence and/or maintain foreclosure or similar actions with respect to an Asset so long as no real property is acquired by them or on behalf of the Company without the prior written authorization of the Company.

Section 2.5 Pre-purchase Due Diligence.

OHC shall cause to be conducted Pre-purchase Due Diligence which shall include any activity conducted by OHC or its sub-servicers with regards to analyzing the quality of the Assets proposed to be acquired under a proposed asset purchase. All costs and expenses at closing including any due diligence conducted on the Assets purchased by the Company shall be paid by the Company.

Section 2.6 Power and Authority.

OHC is hereby granted the full power and authority to conduct its management of the servicing, administration and collection activities with respect to the Assets for and on behalf of Company in the manner contemplated in this Agreement. Upon request, the Company shall furnish OHC with any powers of attorney or other documents which OHC may reasonably request and which the Company may reasonably approve in order to take such steps as OHC deems necessary, appropriate or expedient to carry out its management of servicing, administration and collection activities with respect to the Assets consistent with the terms of this Agreement.

Section 2.7 Asset Sales.

OHC may convey, sell, lease or otherwise dispose of the Assets, or any portion of the Assets on the Company’s behalf.

Section 2.8 Legal Compliance.

OHC shall perform all of its obligations under this Agreement in full compliance with all Applicable Law. OHC specifically represents and warrants to the Company that OHC is knowledgeable and experienced in complying with the laws, rules and regulations as they pertain to debt collection practices and procedures.

Section 2.9 Accounting for Fees. If required, OHC shall provide to Company on each Monthly Report Date a detailed accounting of all fees actually incurred and paid to OHC, the Legal Servicer or any subservicer for the immediately preceding Collection Period.

Section 2.10 Insurance.

(a) OHC shall maintain at all times during the term of this Agreement, and shall cause the Legal Servicer to maintain, the following insurance: (i) errors and omission insurance providing coverage in an amount not less than one million dollars (U.S. $1,000,000), including, but not be limited to, defense and alleged/caused by errors and omissions as well as defense and loss related (directly or indirectly) for alleged violation of federal or state laws relating to servicing and collection practices; and (ii) general comprehensive insurance providing coverage in an amount not less than one million dollars (U.S. $1,000,000).

(b) OHC shall maintain at all times during the term of this Agreement and shall cause the Legal Servicer to maintain, employee dishonesty insurance (or a similarly named and purposed insurance policy or bond) providing coverage in an amount not less than one million dollars (U.S. $1,000,000) to insure/bond theft of money by employees or other authorized Persons of OHC and Legal Servicer.

(c) All policies required under this Section 2.10 must (i) name the Company as an additional insured or loss payee, as appropriate; (ii) be in a form and issued by insurance companies reasonably approved by the Company; and (iii) shall require notice to the Company at least thirty (30) calendar days prior to the expiration, cancellation or amendment of the insurance coverage.

(d) OHC shall provide the Company proper evidence of insurance of all insurance required by this Section 2.10. OHC shall promptly upon receipt cause to be delivered to the Company a copy of all renewal and other notices received by such party with respect to the policies and all receipts for paid premiums.

Section 2.11 Licensing.

OHC agrees that it will maintain any licenses required by Applicable Law to be held by OHC for the performance of OHC’s obligations hereunder and OHC will use good faith efforts to cause subservicers engaged by OHC, including each borrower-facing residential mortgage servicer, to maintain such licenses as are required by Applicable Law.

Section 2.12 Standard of Care. In providing the services described in this Agreement, OHC will exercise that degree of skill and care consistent with the highest degree of skill and care that OHC exercises with respect to similar assets on behalf of other Persons comparable to the Assets administered by OHC.

Section 2.13 Compliance with Company Instructions; Consent Required. OHC shall promptly and in good faith comply with the written instructions and directions of the Company with respect to the business of the Company, including, without limitation, with respect to any decision to sell, transfer or otherwise dispose of some or all of the Assets; provided, however, that such instructions and directions would not cause OHC to violate Applicable Law.

ARTICLE III MANAGEMENT FEES AND

REIMBURSEMENT OF EXPENSES

Section 3.1 Fees.

(a) In consideration for its services hereunder, OHC shall be entitled to receive the Management Services Fee.

(b) In the event of the termination of OHC, OHC shall in all cases be entitled to receive the accrued but unpaid Management Services Fees through the effective date of termination.

Section 3.2 Nonreimbursable Expenses of OHC.

It is understood and agreed that OHC shall not be entitled to payment or reimbursement for any of its general administrative or overhead expenses, including salaries, wages or other compensation of its employees.

ARTICLE IV

NEGATIVE COVENANTS

Section 4.1 Negative Covenants.

Neither Joanne Cordero nor Adam Henderson, nor their replacements, may be removed or replaced as directors of the Company without the written consent of OHC. An amendment of the Company’s limited liability company agreement or issuance of any authorizing resolution, whether related to changing the number of directors or admitting new members or any other matter, may not be made without the written consent of OHC.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1 Representations and Warranties of OHC.

OHC hereby represents and warrants to Company as follows:

(a) OHC is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is in good standing in each jurisdiction in which such qualification is necessary. OHC has all requisite power and authority to own and operate its properties, carry out its business as presently conducted and as proposed to be conducted and to enter into and discharge its obligations under this Agreement.

(b) The execution and delivery by OHC of this Agreement and performance and compliance by OHC with the terms of this Agreement have been duly authorized by all necessary action on the part of OHC and will not violate OHC’s organizational documents or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which OHC is a party or by which it or its properties may be bound or affected.

(c) This Agreement constitutes the valid, legal and binding obligations of OHC, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law).

(d) No litigation is pending or, to the best of OHC’s knowledge, threatened against OHC, the consequences of which would prohibit its entering into this Agreement or that would materially and adversely affect the condition (financial or otherwise) or operations of OHC or its properties or the consequences of which would materially and adversely affect its performance hereunder.

(e) All actions, approvals, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights and licenses required to be taken, given or obtained, as the case may be, by or from any federal, state or other governmental authority or agency, that are necessary or advisable in connection with the execution and delivery by OHC of this Agreement have been duly taken, given or obtained, as the case may be, are in full force and effect on the date hereof, are not subject to any pending proceedings or appeals (administrative, judicial or otherwise) and either the time within which any appeal therefrom may be taken or review thereof may be obtained has expired or no review thereof may be obtained or appeal therefrom taken, and are adequate to authorize this Agreement and the performance by OHC of its obligations under this Agreement.

(f) OHC is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a material adverse effect on the financial condition, properties or operations of OHC.

Section 5.2 Covenants of OHC.

OHC will comply with the following covenants:

(a) OHC will preserve and maintain its legal existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

(b) OHC will not create, or attempt to create, any pledge, lien, security interest, assignment or transfer upon or in any of the Assets or any proceeds therefrom, or assign or otherwise convey, or attempt to assign or otherwise convey, any right to receive collections or other income with respect thereto, except as contemplated by this Agreement.

(c) Except for the right of OHC to remit amounts received in respect of the Assets net of certain amounts as expressly provided for in this Agreement, OHC shall not assert any claims or set-off rights against any such amounts received in respect of the Assets.

(d) In the fulfillment of OHC’s obligations under this Agreement, OHC shall not, and no person under its direct control or direction shall, (i) engage in any fraudulent activity or (ii) knowingly engage in any other activity which would constitute a violation of law or other governmental requirement.

(e) OHC will use reasonable efforts to maintain systems, personnel and facilities, including back-up and disaster recovery capability that will enable it to perform fully its obligations under this Agreement.

(f) OHC will not accept or receive or agree to accept or receive any rebate, refund, commission, fee, kickback or rakeoff, whether cash or otherwise and whether paid by or originating with an Obligor, or any other party (including but not limited to brokers and agents), as a result of or in any way in connection with collection activities related to any Asset or in connection with the sale, disposition, transfer or servicing of any Asset.

(g) Upon termination of this Agreement for any reason, OHC shall, in addition to the obligations of OHC set forth in Section 6.3 hereof, provide its reasonable cooperation to Company and any successor management services provider in the transfer of the administrative responsibilities contemplated by this Agreement.

ARTICLE VI

TERMINATION; TRANSFER OF SERVICING; INDEMNITY

Section 6.1 Termination Events.

Any of the following acts or occurrences shall constitute a Termination Event under this Agreement (ea ch, a “Ter mination Event “):

(a) OHC shall fail to observe or perform in any material respect any material covenant or agreement required to be performed thereby under this Agreement and the continuance of such default or breach for a period of fifteen (15) calendar days after there has been given to OHC a written notice specifying the default or breach and requiring it to be remedied;

(b) Any representation, warranty or statement of OHC in this Agreement (i) which is not qualified by materiality or material adverse effect shall prove to be incorrect in any material respect as of the date on which such representation, warranty or statement is made or (ii) which is qualified by materiality or material adverse effect shall provide to have been incorrect as of the date on which such representation, warranty or statement is made;

(c) OHC shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make a general assignment for the benefit of creditors; or OHC shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of OHC and shall not be discharged within sixty (60) days of appointment; or OHC shall institute (by petition, application, answer, consent or otherwise) any insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against OHC; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of OHC and such shall remain unstayed or undismissed for sixty (60) days;

(d) A voluntary petition naming OHC, as debtor, is filed under the United States Bankruptcy Code, or an involuntary petition naming OHC, as debtor, is filed under the United States Bankruptcy Code and such involuntary petition shall remain undismissed for sixty (60) days;

(e) OHC shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course;

(f) Any of the following shall occur: (i) entry of a court order which enjoins, restrains or in any way prevents OHC from conducting all or any material part of its business affairs in the ordinary course of business, or (ii) withdrawal or suspension of any license required for the conduct of any material part of the business of OHC; or

(g) OHC terminates its management services hereunder.

Section 6.2 Termination; Removal of OHC.

OHC’s services and right to receive the Management Services Fee hereunder may not be terminated by the Company other than for a Termination Event.

Immediately upon the occurrence of a Termination Event, the Company, upon written notice to OHC, may terminate this Agreement with respect to any or all of the Assets or Portfolios, whereupon OHC shall be removed from its duties and obligations under this Agreement with respect to such Assets and Portfolios and the Company shall have the right to appoint a replacement management services provider.

Section 6.3 Effect of Termination.

Upon termination of this Agreement pursuant to Section 6.2, except for any accrued and unpaid Management Services Fee with respect to a Collection Period ended before the termination of this Agreement and as otherwise provided for in this Agreement, OHC shall not be entitled to any compensation with respect to any Assets which are no longer being administered by OHC after the date of such termination. Upon termination of this Agreement, OHC shall promptly deliver to the Company all books and records that OHC has maintained with respect to such Assets, including all Asset Documents then in the possession of OHC. Any amounts received by OHC with respect to an Asset no longer administered by OHC hereunder after removal of such responsibilities shall be remitted by OHC directly and immediately to the Recovery Account. OHC shall promptly transfer all right, title and interest in the Recovery Account to the Company or its designated agent.

ARTICLE VII MISCELLANEOUS

Section 7.1 Severability Clause.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is as nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 7.2 Notices.

Any notices, consents, directions, demands or other communications given under this Agreement (unless otherwise specified herein) shall be in writing and shall be deemed to have been duly given when delivered in person or by overnight delivery at, or e-mailed to, the respective addresses or e-mail address, as the case may be, set forth below (or to such other address or e-mail address as either party shall give notice to the other party pursuant to this Section 7.2); provided, however, any notice of a Termination Event given by the Company to OHC shall be delivered either in person or by overnight mail:

If to Company:

Skid Row AHP, LLC

440 S. LaSalle Street, Suite 1110

Chicago, Illinois 60605

Attention: Asset Management Team

Telephone: (866) AHP-TEAM

E-mail:

If to OHC:

Oak Harbor Capital, LLC

2003 Western Avenue, Ste 340

Seattle, WA 98121 Attention: Asset Management Team

Telephone: (206) 267-9992

E-mail: AssetManagementTeam@OakHarborCapital.com

Any such demand, notice or communication hereunder shall be deemed to have been duly given when received by the other party or parties at the addresses described above, or such other address as may hereafter be furnished to the other party or parties by like notice and shall be deemed to have been received on the date delivered to or received at the premises of the addresses.

Section 7.3 Assignment.

The obligations of the parties under this Agreement shall not be assigned without the prior written consent of the other party.

Section 7.4 Counterparts.

For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and together shall constitute and be one and the same instrument.

Section 7.5 Governing Law; Jurisdiction; Waiver of Jury Trial;

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(b) Jurisdiction. OHC and the Company hereby irrevocably submit to the non- exclusive jurisdiction of any federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement, and OHC and the Company hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such federal court. OHC and the Company hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at the addresses specified in Section 7.2. To the extent permitted by Applicable Law, and without limiting any right to appeal, OHC and the Company hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 7.5 shall affect the right of any party to serve legal process in any other manner (or in any other jurisdiction) permitted by law or affect the right of any party to bring any action or proceeding under this Agreement in the courts of other jurisdictions.

(c) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 7.6 Amendments.

This Agreement may be amended from time to time by a written instrument signed by OHC and the Company and no waiver of any of the terms hereof by any party shall be effective unless it is in writing and signed by the other parties.

Section 7.7 Integration.

This Agreement comprises the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter along with any prior executed confidentiality and non-disclosure agreements between the Parties, superseding all prior oral or written understandings.

Section 7.8 Agreement Effectiveness.

This Agreement shall become effective upon delivery of fully executed counterparts hereof to each of the parties hereto.

Section 7.9 Headings Descriptive.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 7.10 Advice from Independent Counsel.

The parties hereto understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party hereto represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

Section 7.11 Judicial Interpretation.

Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Agreement.

Section 7.12 Confidentiality

(a) The Company and OHC agree that the terms of the transaction set forth in this Agreement, along with all information regarding the Portfolios and all confidential, proprietary and non-public information regarding OHC and the Company and their respective subsidiaries and affiliates and their business operations, procedures, methods and plans (together with all notes, analysis, compilations, studies and other documents, whether prepared by the Company or OHC and their respective subsidiaries and affiliates, or others, which contain or otherwise reflect such information (collectively, the “Confidential Information”) shall be considered confidential. Therefore, the Company and OHC agree not to disclose any Confidential Information to any Person, nor provide copies of this Agreement, or earlier drafts of this Agreement, to any person, provided, however, that the Company and OHC may disclose any such Confidential Information (i) to any party contemplated in this Agreement for purposes contemplated hereunder (including to any permitted assignee of any such parties’ rights) provided that such party shall be informed of the confidential nature of the Confidential Information and shall agree to maintain its confidentiality in accordance with this Section 7.12; (ii) to the directors, employees, auditors, current or prospective investors, counsel or affiliates of OHC or the Company, each of whom shall be informed of the confidential nature of the Confidential Information; (iii) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party; (iv) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party; (v) in the event any such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Confidential Information; or (vi) to prospective purchasers of the Assets or lenders to the Company, each of whom shall be informed of the confidential nature of the Confidential Information, in connection with any sale, disposition, liquidation, financing or refinancing of the Assets or the Company. This Section 7.12 shall be inoperative as to those portions of the Confidential Information which are or become generally available to the public on a non-confidential basis from a source other than a party having a duty or obligation of confidentiality. The foregoing restrictions shall not prohibit the use of template documents in the form of this Agreement provided that all financial or economic terms, exhibits, appendices, schedules and identifying information with respect to the Parties have been redacted therefrom.

(b) Notwithstanding anything herein to the contrary, each party hereto may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure. This authorization is not intended to permit disclosure of any other information including terms or details not relevant to the tax treatment or the tax structure of this transaction.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective authorized officers as of the day and year first above written.

SKID ROW AHP, LLC

By:
Name
Title:

OAK HARBOR CAPITAL, LLC

By:
Name
Title: